Exhibit 99.1

November 24, 2008

Mr. David Engert

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Dear Dave:

On behalf of the Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. (the “Company”), I am extremely pleased to offer you the position of President and Chief Executive Officer of the Company effective as of November 15, 2008 (the “Services Start Date”). As President and Chief Executive Officer, you will be reporting directly to the Company’s Board and shall perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as the Board may from time to time require. In addition, you shall be designated by the Board as the Company’s “principal executive officer” for purposes of the Company’s reporting requirements under the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

At-Will Employment; Employment Agreement

You should be aware that your employment with the Company constitutes “at-will” employment. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You also agree that this Offer Letter shall form the basis for an Employment Agreement into which you and the Company shall enter (the “Employment Agreement”) which shall supersede this Offer Letter in its entirety.

Base Salary & Bonus

While employed hereunder, the Company will pay you as compensation for your services a base salary at an annualized rate of $450,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

In addition to the Base Salary, you will be eligible to participate in the Company’s executive incentive plan with a target annual bonus of 60% of your Base Salary and a maximum bonus of 100% of your Base Salary, subject to the terms and conditions to be set forth in the Employment Agreement.

Equity Compensation

The Compensation Committee of the Board (the “Compensation Committee”) will recommend that you receive the following equity grants:

Initial Option Grants. As soon as practicable following the Services Start Date, and consistent with the Board’s historical option grant practices, the Compensation Committee will recommend that the Board approve two initial option grants as follows: (i) the first option grant will cover 300,000 shares of the Company’s common stock with an effective date established in accordance with the terms and conditions of the Company’s 2006 Equity Incentive Plan and the Board’s historical option grant practices, and (ii) the second option grant will cover 450,000 shares of the Company’s common stock with an effective date established in accordance with the terms and conditions of the Company’s 2006 Equity Incentive Plan and the Board’s historical option grant practices. These initial grants will have an exercise price equal to the fair market value of the common stock of the Company on the respective effective date of each of the grants. 1/8 of the shares subject to these initial option grants will vest on the six-month anniversary of the Services Start Date, with 1/48 of the shares vesting monthly thereafter, such that these options shall be fully vested four (4) years from the Services Start Date.

Subsequent Option Grant. At the first meeting of the Board following January 1, 2010, the Compensation Committee will recommend that you receive an additional option grant covering at least 50,000 shares of the Company’s common stock. This grant will have an exercise price equal to the fair market value of the common stock of the Company on the effective date of grant which shall be established pursuant to the Board’s option grant policies. 1/48 of the shares vesting monthly thereafter, such that this option shall be fully vested four (4) years from the effective date of this grant.

You agree that you will not be eligible to receive any additional equity awards until 2011 at the earliest.

Severance Arrangement

Subject to the terms and conditions of the Employment Agreement, if prior to the six (6) month anniversary of the Services Start Date, your employment with the Company is terminated without Cause (to be defined in the Employment Agreement) or if you resign for Good Reason (to be defined in the Employment Agreement), (i) the Company shall continue to pay you your Base Salary for a period of three (3) months thereafter, (ii) you shall receive reimbursement for COBRA premiums for six (6) months, and (iii) you shall receive six (6) months of acceleration on the vesting of any outstanding equity awards you then hold.

Subject to the terms and conditions of the Employment Agreement, if after the six (6) month anniversary of the Services Start Date, your employment with the Company is terminated without Cause (to be defined in the Employment Agreement) or if you resign for Good Reason (to be defined in the Employment Agreement), (i) the Company shall continue to pay you your Base Salary for a period of twelve (12) months thereafter, (ii) you shall receive reimbursement for COBRA premiums for twelve (12) months and (iii) you shall receive twelve (12) months of acceleration on the vesting of any outstanding equity awards you then hold.

Change of Control

Subject to the terms of the Employment Agreement, in the event your employment is terminated by the Company (or its successor) without Cause (to be defined in the Employment Agreement) within twelve (12) months of a Change of Control (to be defined in the Employment Agreement), then any unvested stock options or other forms of equity incentive compensation shall vest fully and become immediately exercisable.

General Provisions

While employed hereunder, and subject to the terms and conditions of the Employment Agreement, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental plans. In addition, you will be eligible to receive twenty (20) days of paid vacation per year.

The Company will also reimburse you for reasonable and documented travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

This letter represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. Provided, however, upon execution by the parties of the Employment Agreement, this letter shall terminate and no longer be of any force or effect. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Idaho.

To indicate your acceptance of this offer letter, please sign and date this letter in the space provided below and return it to the Company.

Sincerely,

/s/ David J. Brophy
David J. Brophy, PhD
NightHawk Radiology Holdings, Inc.
Chairman, Compensation Committee of the
Board of Directors

Acknowledged & Agreed:

/s/ David Engert
David Engert

11/24/08
Date

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